PolyMedix, Inc.
170 Radnor-Chester Road, Suite 300
Radnor, PA 19087
SUBSCRIPTION AGREEMENT
(Non-Institutional Investors)
Agent: Fordham Financial Management, Inc.
     PolyMedix, Inc. is offering Units consisting of one share of its Common Stock, par value $0.001 per share, and a Series A Warrant to purchase one share of its Common Stock pursuant to a Registration Statement on Form S-1 (Registration No. 333-151084) filed with the Securities and Exchange Commission. The undersigned hereby subscribes to purchase the number of Units of PolyMedix, Inc. set forth in the space provided below at the offering price per Unit specified hereunder. The undersigned (referred to as “I”) understands that PolyMedix has the right to accept or reject my subscription in whole or in part. I acknowledge receipt of the latest preliminary Prospectus dated July 10, 2008 and I understand that a final Prospectus will be sent to me under separate cover letter. The undersigned has read the “Plan of Distribution” contained in the Prospectus, including, without limitation, a description of the compensation payable to Fordham Financial Management, and I understand that a portion of said compensation will be paid to my individual registered representative. I will wire the subscription amount (the number of Units multiplied by the offering price per Unit) pursuant to the following wire instructions (it being understood that the number of Units to be accepted by the Company will be set forth in a confirmation sent by the agent to the Subscriber at or before the closing date):
JP Morgan Chase
55 Water Street, New York, NY 10005
ABA# 021 000 021

Beneficiary:	AST-AAF PolyMedix, Inc. (American Stock Transfer & Trust Company, LLC, as Agent for PolyMedix, Inc.)
Acct. # 957341334
F/B/O: [Insert name of Subscriber]
IN WITNESS WHEREOF, the undersigned has hereby executed this Subscription Agreement as of the date written below.

Date of Investment:	, 2008

Number of Units Subscribed for:

Offering Price per Unit:	$

Total Dollar Amount of Investment:	$ (e.g. 10,000 Units x the offering price of $ per Unit = $ ).

Print exact name(s) of Subscriber(s):

(signature of individual, partner, trustee or officer)	(co-signature of individual, if applicable)
S.S.# or Tax I.D. #
ACCEPTED:
POLYMEDIX, INC.
By                                              Dated:                     , 2008     # of Units accepted:
       (Authorized Officer)